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RGR - Q4 2013 Sturm Ruger Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 26, 2014 / 02:00PM GMT

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

CORPORATE PARTICIPANTS

Michael Fifer Sturm, Ruger & Company, Inc. - President & CEO

Sarah DePanfilis Sturm, Ruger & Company, Inc. - Associate General Counsel

Thomas Dineen Sturm, Ruger & Company, Inc. - VP,Treasurer & CFO

CONFERENCE CALL PARTICIPANTS

Brian Ruttenbur CRT - Analyst

Brian Rafn Morgan Dempsey Capital Management - Analyst

Andrea James Dougherty & Company - Analyst

Scott Hamann KeyBanc Capital Markets - Analyst

Rob Bennett Dougherty & Company - Analyst

Gregory Fecho Private Investor - Analyst

Dusty Henderson Eagle Asset Management - Analyst

Noah Steinberg G2 Investment Partners - Analyst

Aaron Smith CNN Money - Media

Gene Flynn Aegis Capital - Analyst

PRESENTATION

Operator

EventID. Please stand by for real time transcript. Welcome to the Q4, 2013 Sturm Ruger earnings conference call. My name is Karen, and I'll be your operator for today.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would like to send the call to Michael Fifer, CEO and Thomas Dineen VP, Treasurer and CFO. Please go ahead.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Good morning. Welcome to the Sturm Ruger & Company year end 2013 conference call. I'd like to ask Sarah DePanfilis, our Associate General Counsel, to read the caution on forward-looking statements, which will be followed by quick overview of 2013, including the fourth quarter, and then we can get right into your questions. Sarah?

Sarah DePanfilis - Sturm, Ruger & Company, Inc. - Associate General Counsel

Thank you, Mike.

Statements made in the course of this presentation that state the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-look statements is contained from time to time in the Company's SEC. filings.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Including but not limited to the company's reports on form 10-K for the year ended December 31, 2013, and forms 10-Q for the first, second, and third quarters of 2013. Copies of these documents may be obtained from the SEC. or through the company's website at www.ruger.com.

Furthermore, we've referenced non-GAAP EBITDA. Please note the reconciliation of GAAP net income to Non-GAAP EBITDA can be found in the yesterday's form 8-K filing and earnings press release, which are posted to our website. The Company disclaims all responsibility to update forward-look statements.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Thank you, Sarah.

For 2013, net sales for $688.3 million and fully diluted earnings $5.58 per share. For the corresponding period in 2012, net sales were $491.8 million and fully diluted earnings $3.60 per share. This represents year-over-year sales growth of 40% and year-over-year earnings growth of 55%.

For fourth quarter of 2013 net sales were $181.9 million and fully diluted earnings were $1.33 per share. For the corresponding period in 2012, net sales were $141.8 million and fully diluted earnings were $1.00 per share. This represents year-over-year sales growth of 28% and earnings growth of 33%.

Our 2013 EBITDA of $195.7 million increased 54% from our 2012 EBITDA of $127.1 million. And our fourth quarter 2013 EBITDA of $48.1 million increased 33% from our fourth quarter 2012 EBITDA of $36.2 million.

New products are a strong driver of demand and were $195.8 million or 29% of firearm sales in 2013. As a reminder, we define new product as only those that were introduced in the past two years and we include only major new products and not minor line extensions. Major new products introduced in 2013 included the LC380 pistol, the SR45 pistol, the Ruger American Rimfire rifle, the SR762 rifle, and the completely redesigned Red Label shotgun.

Demand for Ruger products in 2013 remained very strong as evidenced by the 18% growth in estimated sell through of Ruger products from the independent distributors to retailers. We believe the strong demand for our products was due to the Company's continued practice of introducing innovative and exciting products, new shooters joining the ranks of gun owners, the political environment in 2013 that favorably impacted the entire firearms industry, and increased manufacturing capacity and greater product availability for certain products, and strong demand.

The 7% increase in National Instant Criminal background system checks in 2013, as adjusted by the National Shooting Sports Foundation, is indicative of this overall industry growth. 2013 was the sixth consecutive year our growth and estimated sell-through from our independent distributors to retailers outpaced the growth and adjusted NICS checks.

In response to strong overall demand and demand for new products that were launched in 2013, we increased our unit production by 33% from 2012. To achieve this increase in production in 2013, we reinvested $55 million or approximately 45% of the cash generated by operations, back into the Company in the form of capital expenditures.

These capital expenditures exceeded depreciation by approximately $34 million during the year, which represented an increase to our capital equipment base of approximately 14%. Our commitment to continuous improvement through the implementation of lean business practices, enabled us to leverage this 14% increase in our capital equipment base to achieve 33% increase in unit production.

The Company's finished goods inventory increased by 12,000 units in 2013, which is less than two days of production. Our goal is to replenish the finished goods inventory at the Company, which it could increase the value of the Company's finished goods inventory by as much as $30 million from the current level. Our independent distributor's inventory increased by 146,000 units in 2013.

In 2013, the distributors averaged more than 20 inventory turns on Ruger product, which significantly exceeds the six to eight turns the Company deems appropriate for its distributors, which equates to about 300,000 units at distribution. We believe that both Ruger and our independent distributors will benefit from this increase in finished goods in inventory, which will allow for more rapid fulfillment of demand.

I want to take a minute to discuss the current state of the market. Our experience indicates that demand for Ruger products remains strong. Our distributor show season has just come to a close.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

While we are still digesting all the order data we received from the shows, four key points have emerged. One, orders are down from the 2013 show season. In the wake of the political and legislative uncertainty in early 2013, retail and distributor ordering last January and February was driven primarily by emotion. This year show season orders have been more realistic and therefore healthier for all levels of the industry.

Number two, orders are more realistic and shippable. The more rational tenor at this year's shows result in retailers ordering products in quantities that they actually expect to receive and genuinely want. Last year, dealers and distributors placed unrealistic, oversized orders, even though they knew that only a very small percentage of the units ordered would be shipped to them in a timely manner.

Number three, orders are up significantly over 2012. This year's orders for Ruger products increased significantly at every distributor show compared to 2012. I think this is encouraging as we all expected a market correction from the surge in demand at the beginning of 2013.

Number four, we are outselling our competitors. The information that we received from our independent distributors indicates that demand for Ruger products is outpacing demand for our competitors' products. We continue to prioritize our new product development, which we believe is the key to long-term market share growth.

There was also plenty of press highlighting the fact the January 2014 NICS checks were down significantly from January 2013. This was true. However, there's very little reporting on the fact that January 2014 was the second-highest January on record for NICS checks.

2013 bookings decreased by approximately 628,000 units from the 2012 bookings, and our backlog remained at 1.5 million units at December 31, 2013. Keep in mind we do not use backlog as a key indicator when planning and operating the company. Instead, we focus on estimated sell through of our products from the independent distributors to retailers to run our business, including our target production rates.

As I mentioned a few minutes ago, the estimated sell through of our products from independent distributors to the retailers increased 18% in 2013 compared to 2012.

Our balance sheet at December 31, 2013, was strong. Our cash and cash equivalents totaled $55 million, an increase of $24 million from December 31, 2012. Our current ratio was 1.8 to 1, and we have no debt. As of December 31, 2013, stockholders equity was $179 million, which equates to a book value of $9.26 per share, of which $2.85 per share was cash and equivalents.

In 2013, we generated $120 million of cash from operations. We reinvested $55 million of that back into the company in the form of capital expenditures. I mentioned a few minute ago, these capital investments allowed us to realize a 33% increase in production, which was instrumental to the achievement of our record financial results in 2013. We estimate the capital expenditures in 2014 will approximate to $35 million.

In 2013, we returned $41.1 million to our shareholders through the payment of dividend. An additional $10.4 million in dividends will be paid to our shareholders on March 28, 2014, as our Board of Directors recently declared a $0.54 per share quarterly dividend. As a reminder, our quarterly dividend is approximately 40% of net income and varies every quarter.

There's one accounting action that I want to bring to your attention. In the fourth quarter of 2013, we revised the estimated useful life of our machinery and equipment from ten years to seven years. This change, which became effective December 31, 2013, resulted in increase depreciation expense of $700,000 for 2013. We estimate this change will increase depreciation expense for the machinery and equipment that was on hand at December 31, 2013, by approximately $7 million or $0.20 per share in 2014 and by approximately $3 million or $0.10 per share in 2015. This change better reflects our evaluation of and decision-making processes for capital equipment purchases.

There's one last item I want to cover before we get to your questions. Effective January 1, 2014, Chris Killoy was promoted to be our president. Chris is one of the most-experienced and respected executives and has been instrumental executing our new product launches and driving the Company's strong sales growth as our Vice President of Sales and Marketing.

In his new role, Chris is a Chief Operating Officer and is responsible for sales, marketing, manufacturing, product management, and new product development. This will free up some of my time to be more focused strategy and capital allocation. I'm delighted to work with Chris in this capacity and look forward to make Chris making stronger contribution to Ruger.

Those are the highlights of 2013. Operator, may we please have the first question.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Your first question comes from the line of Brian Ruttenbur from CRT.

Brian Ruttenbur - CRT - Analyst

Thank you very much. Great year. A couple questions, first of all on housekeeping stuff. Let's start off with the depreciation. What is your total estimated depreciation in 2014 and 2015 now?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Tom Dineen, you want to take that one?

Thomas Dineen - Sturm, Ruger & Company, Inc. - VP,Treasurer & CFO

We don't offer that forward-looking guidance, so, no --

Brian Ruttenbur - CRT - Analyst

You just talked about it a second ago with it's increasing by, what, $7 million in 2014?

Thomas Dineen - Sturm, Ruger & Company, Inc. - VP,Treasurer & CFO

Correct. That's the adjustment. So the changes resulting in that increase, and then we'll have our normal depreciation which will be largely based on CapEx, which we have also disclosed as estimated $35 million for next year.

Brian Ruttenbur - CRT - Analyst

Okay. And 2015 depreciation was going to increase from 2013 levels by how much?

Thomas Dineen - Sturm, Ruger & Company, Inc. - VP,Treasurer & CFO

Make sure I have the right number right here. That was about $3 million.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Or $0.10 per share.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Brian Ruttenbur - CRT - Analyst

Great. CapEx you said $35 million for 2014 and it was $55 million roughly in 2013, correct?

Thomas Dineen - Sturm, Ruger & Company, Inc. - VP,Treasurer & CFO

Yes.

Brian Ruttenbur - CRT - Analyst

Okay. Your historical rate for CapEx has been around the $20 million mark. Is that what we should be looking for beyond when you look further out or should the $35 million be more of a sustainable rate?

Thomas Dineen - Sturm, Ruger & Company, Inc. - VP,Treasurer & CFO

Well, Brian, I'm not going to shrink the Company voluntarily so you should assume if I'm trying to achieve a plus or minus 30% of sales in new products each year, I've got to keep growing substantially in that category.

Brian Ruttenbur - CRT - Analyst

Okay, that makes sense. So can you talk a little bit now -- switching to the top-line revenue -- plan for the casting business? What are your plans? It's down significantly quarter-to-quarter, and just wanted to know what your plans are going forward.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Well, as you know, we grew tremendously during 2013, and we ran into capacity constraints and boundary and so we fired a number of outside customers and shifted that capacity to serve our internal needs. As we continue to grow the foundry side of the business along with the firearm side of the business, when and if the foundry capacity is greater than our internal needs, we'll seek outside customers again and probably grow that a little bit. And if we have another year like 2013 where we need to bring it all inside, by gosh, we'll do that.

Brian Ruttenbur - CRT - Analyst

Okay. And then if we could talk about the new factory, is it fully up and operational right now? And how many products are you producing in there?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Brian, the new factory is about 220,000 square feet, and I doubt we're using even 20,000 feet of it yet, but there is a production line up that has been running there successfully since Thanksgiving, which is quite a few months ahead of schedule.

Brian Ruttenbur - CRT - Analyst

Okay. And is there plans to ramp up that factory to full capacity in 2014?

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Brian, I think what you're asking is, are we going to fill the whole 220,000 square feet, and the answer to that is no. I would expect to, as we grow and introduce new products, a lot of them will end up in the new Mayodan, North Carolina facility, and that probably we should plan on maybe filling up another 40,000 feet a year of that. It will take a number of years. It will take five or six years of good growth to fill that building.

Brian Ruttenbur - CRT - Analyst

Okay. Last question is about capital allocation and then I'll let somebody else ask. Since that's going to be your new focus, one of your new focuses on capital allocation and cash flow, are you going to focus primarily on share repurchases and dividends, or are you going to seek outside uses of the cash?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

All -- (multiple speakers)

Brian Ruttenbur - CRT - Analyst

As in acquisitions? Okay. Very good. Thank you very much.

Operator

Thank you. Your next question comes from the line of Brian Rafn of Morgan Dempsey Capital Management.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Good morning, Mike.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Good morning, Brian.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Give me a sense, from the standpoint of Mayodan, you just answered the question relative to building up capacity -- is Mayodan going to be just an assembly plant or are you actually going to be installing furnaces down there?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

We have given some thought to putting a foundry down there, but it will be a while before we do it. There's some clear advantages to utility rates, but there's some disadvantages in the near-term of increasing the complexity too fast for the engineering staff down there to handle it.

So the first major -- what I call vertical integration that will occur down there -- will be hammer forging, and that will actually be up and running this summer. Once we get past that, then we can look at the next significant thing to add. But today you have, in that factory, you have a lot of machining and you have assembly, because we integrate that all together in a single value stream. We also have gluing in there, but we don't yet have heat treating in the building, and we don't have foundry in the building yet.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. Given the furnace situation up in Newport with the integrated, where are you on bringing up these mini mills in tandem with that?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

As you know, we have one mini mill running and very successfully, it's exceeded our expectations. Instead of going immediately to the second mini mill, we actually decided to adopt some of that technology to the current large mill because we could improve the efficiency of that mill, and it was a bigger financial opportunity than getting the second mini mill up. But we are now full steam ahead on assembling the component parts for the second mini mill and hope to have that up and running some time this coming year.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

If you looked at your floor space, Mike, configurations -- how many mini mills could you actually install at up Newport? Would it be a half a dozen, a dozen? Obviously you're going to roll these out incrementally and you're not laying these out, you're going to be doing it sequentially. But what kind of size configuration would you have?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

When we first did the planning, Brian, the company was a little bit smaller. That was one or two years ago of 40% growth. At that time, we felt we could replace the large mill in its entirety with four or five mini mills that we could cycle on and off, modulate our capacity as needed. Obviously we've grown a little bit since then, and that's why we would, long term, look at putting a mini mill in Prescott to replace the foundry that was once there, then later closed. And potentially putting a mini mill in Mayodan as the product lines justify.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. Of the $35 million, you talked about in CapEx, Mike, is how does that allocate between the three plants -- Newport, Prescott, and Mayodan?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Probably a better question is how does it allocate between new products and existing stuff. Once again, the majority of it is for new product development.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. You talked a little bit, Mike, in the past about getting design teams and a mix of four to five guys, metallurgy guys, mechanical design guys, putting them together. Where is that constraint today? Have you added teams since our last third-quarter conference call and what is your sense for 2014?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I don't know that we've added anything since just three month ago. But there is a team up and running in Mayodan which I think is very exciting, and that consisted of some folks that we hired directly in North Carolina, plus a few folks volunteered to move there from other plants. We've done a little bit of shuffling. We've had some Newport engineers transfer out to Prescott. So, I can't give you a good, clean answer on that one, other than we've got a robust engineering department and to the best of my knowledge, haven't lost anybody and we keep adding.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Brian Rafn - Morgan Dempsey Capital Management - Analyst

You keep adding, okay. With your new Red Label 2 shotgun, what was your experience in that reintroduction to the market? Was the sell-through on plan? Were you surprised? Give me a sense as you reentered that market.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

The demand has exceeded our capacity since the day we launched it and remains true today.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. Any line extensions to that, Mike? Or additional products, or is that in the general trend of new products at Mayodan?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

You mixed a couple apples and oranges there. That product is not made in Mayodan. It's made in Newport, New Hampshire. And with our reintroduction of that completely re-engineered the Red Label, I think it would be reasonable for any observer of the Company to expect that there will be other calibers in the future.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. I'll get back in line. Thanks, Mike.

Operator

Thank you. Your next question comes from Andrea James from Dougherty and Company.

Andrea James - Dougherty & Company - Analyst

Good morning. Thank you for taking my questions. How big of a problem, Mike, is the ammo shortage relative to your business and given the currency of your stock, do you think it would make sense to maybe take the required ammo company or take ammo production into your own hands?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Andrea, it affects us on two levels. One of which we can directly measure, which is the challenge of production when the ammo suppliers sometimes are late on the delivery. And, in fact, there's quite a lot past due right now for Rimfire ammunition. And we're managing to hold our own here, but it's a little bit hand-to-mouth on the production side.

Occasionally, on center fire rifles and handguns, particularly if you have an obscure rifle caliber, we have trouble getting the proof ammunition, but that doesn't turn into much of a factor. You guys wouldn't see the numbers, they are not that significant, because obscure calibers generally aren't high volume.

The perhaps more significant, and we cannot measure directly, is the lost sales because consumers get discouraged when they can't find Rimfire ammunition. Then they're discouraged and tell us that they're deferring purchases of Rimfire handguns and Rimfire rifles. That's a really tough one. That's the one we're actually concerned about, much more so than our concerns over the production side.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Andrea James - Dougherty & Company - Analyst

Would you consider producing your own ammo?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I don't think we would. Unless we were to be fortunate enough to be able to acquire one of the ammo manufacturers, and so far at the moment none of them are for sale. It's a very, very difficult business to enter, particularly the Rimfire ammunition is very, very hard to build.

If we knew what we were doing and we started today it would be a couple of years before we could get a plant up and running, and, frankly, we don't know what we're doing. And so absent an acquisition of an ammo company, we're really not going to be entering that business.

Andrea James - Dougherty & Company - Analyst

What are your thoughts on the intrinsic value of this new factory and what it does for you as a Company?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

One of the most important things it does for us is give us access to a new workforce. We've really tapped out the workforce in both of our primary manufacturing communities, and we have people commuting more than an hour for basic entry level manufacturing jobs, and that's kind of ridiculous.

So it's given us access to a really well-educated, skilled workforce in North Carolina and encourages me significantly that as demand for new products drives the business, we'll be able to grow the business and to meet that demand.

Andrea James - Dougherty & Company - Analyst

And then finally, are you looking at being acquisitive in any way? Just wondering.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Well we've looked at it all along. We've never really taken our eye off the ball. The problem has been that during good times, nobody wants to sell. Six months after a peak and surge, everybody wants to sell at just absurd prices and it would be silly to purchase them. So I'm not sure those lines will ever cross in a favorable manner, but we're alert, and keep up our relations with all the folks in the business that we'd like to buy, and if somebody ever gets realistic about a price, we'll jump right in.

Andrea James - Dougherty & Company - Analyst

Thank you so much for taking my questions.

Operator

Thank you. Your next question comes from the line of Scott Hamann of KeyBanc Capital Markets.

Scott Hamann - KeyBanc Capital Markets - Analyst

Thanks. Hi, Mike and Tom. Just a clarification on something you said earlier, Mike, in terms of the orders for first quarter. I think you were said down versus 2013 but up versus 2012. Correct me if I'm wrong, but I'm trying to look at these numbers. I thought that orders in first quarter 2013 were about $1.1 million and first quarter 2012 they were $1.2 million. So can you help pick through that?

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Sure. There's a couple of factor at play. One, I'm talking about the orders for Ruger products placed by retailers at distributors. And those in 2013 were just through the roof. They were absurd amounts.

You would have a guy, for example -- a retailer coming in who had a $25,000 credit line trying to place an order for $100 million worth of product. It was just silly. He knew he wasn't going to get it. We certainly couldn't fulfill it. And at the same time, the distributors got a little bit caught up in this. They always overreact in both directions.

Since that was a surge, they overreacted in that direction and we actually had them try to place orders on us that were significantly higher than what we accepted and what we reported. So whatever number we reported last spring, you should understand they had tried to place significantly higher orders than that, and at a certain point, we just started refusing the orders, and sending them back, and telling them to get more realistic.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. So when we think about Ruger orders from distributors versus 2012 numbers that it's -- I don't know if you can comment on that, but it feels like that might not be a good number. It needs to be up versus, right?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Oh no, 2012 we accepted whatever orders they placed because they seemed aggressive but realistic. The 2013 orders, they had attempted to place upon us were grossly unrealistic and since we're trying to maintain a policy of non-cancelable orders, we started to push back on them.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

And we asked them to actually do the same to their retailers. So their retailers would have meaningful information with which to operate their business rather than that guy with the $25,000 credit line hoping and praying he's going to get $100 million of product before the surge ended.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

We formally told the distributors exactly how many units of each type they would get through the spring. And asked them to go back and tell their retailers exactly how many they would get so that people could operate their businesses in a more rational manner.

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11

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. And on a separate topic -- as you obviously made some progress, you talked about last call, talking to distributors and wanting those inventory levels higher and the turns down. As you think about where we sit right now, how do you plan to manage shipments and production as we're in a period of volatile demand?

As we think about 2014, is the fourth quarter run rate a decent run rate or is that something that would have to be adjusted based on where we see demand materialize throughout the balance of the year?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Well, Scott I'm not going to forecast demand. I can't do that any better than you can, or anyone else doing channel checks. We're not going to stop the channel, but what do I mean by that?

I'm asking these distributors to get to at least eight turns and I would prefer them to be to 6 turns. So perhaps it's 8 turns of 2012 or 6 turns of 2013. Who knows? The numbers aren't that far apart. And to the extent they get there on all the key products, I won't stuff the channel in any way, shape, or form.

To the extent that they're trying to get away with 10, 12, 14 turns, I'm going to put pressure on them to act like real distributors, and take their responsibilities as distributors very seriously. And then we'll see where it goes from there.

Scott Hamann - KeyBanc Capital Markets - Analyst

Do you get the sense in talking with distributors that other manufacturers are doing the same thing where they're getting push from lots of different levels? Or do you think they're placing a bet in what you call a company that you want to do business with and Ruger has a great intrinsic value company? How do you think they're looking at that?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

We treat the distributors much differently than how the other manufacturers treat the distributors, and we also demand different behavior from the distributors with respect to Ruger as a consequence. We do not stuff the channel on them. We give them absolute price discipline so they know their inventory is nonperishable, and that's not how the other manufacturers treat them.

The other manufacturers will have -- so far behaved in a way that they will look for any deal. They often undercut the distributors and the buying groups can buy cheaper than the distributor can buy, or they'll stuff the channel without hesitation. My bigger concern, frankly, is that can provide some cash flow constraints for some of the distributors if they've too much of the other guy's inventory and it's slow-moving.

So we, frankly, since we treat them in a much-better way, we demand better performance from them. I don't, frankly, care if they pay the other guy. But they will pay us and they will pay us on time or they're going to be fired, because there's some other big distributors who would love to step in and take their place and they all know it. And, frankly, they've made their bones on Ruger and they like Ruger. And it's fun to sell because you don't have to worry about price. And so I think they are treating us better.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. Appreciate the thoughts, Mike.

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12

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Actually, let me add one other thing to that. Remember, we have talked about in the past that every two and a half weeks we sit down and plan production based on what has actually sold through. We don't plan production based on the orders received. We don't plan it on what would be easy or fun or profitable to make. We look and see what the consumers are pulling through the channel as evidenced by the distributor sell-through to retailers and that's how we decide what to build.

Operator, do we have another question?

Operator

Thank you. Your next question comes from the line of Brian Rafn from Morgan Dempsey Capital Management.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Yes, Mike. Given that you have the new plant down at Mayodan that you're going to begin using for more of your new product design. If you look out over the next few years, do you think you're going to be able to, given more capacity, probably adding some more design teams. Are you going to be able to compress the cycle time between your concept, prototype, engineering, testing and then when you can actually build stock?

We've talked about this over time and I'm getting a sense as you look out the next few years if you're going to be able to start to shrink that cycle time in new product introduction.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Brian, I can assure you it's one of our highest priorities and we are trying. But I have to tell you, it's also been one of my largest disappointments as CEO of Ruger, is that we have not made the kind of progress I would like in reducing the time from concept to product introduction. Frankly, when an engineer tells me the product will be ready in June, I, unfortunately, I ask him -- what year? (laughter) Because I don't always just assume it's next June.

And probably our single-biggest success in reducing cycle time was the introduction of the Ruger American Rifle. But we've got a couple of other great products that I was hoping to introduce late last year that will, frankly, probably be midyear 2014. And if you think about our big capital spending being primarily tied to new products and you see the equivalent of a big rabbit going through the snake on capital spending, you've got to know there's something coming out of it. It's coming.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. That's fair enough.

Give me a sense, Mike, certainly your discussions with the wholesalers about rationality and turns going to 6 to 8 and not 30 times cross-stocking. What is your sense, as you have these discussions in the 2014, of the success and convincing some of those wholesalers? Is it more hard ball, or do they -- I'm just getting a sense of how successful those conversations can be.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Well, all the distributors have made the right noises. They've expressed enthusiasm about it. But the reality is that they're getting a lot of product from the other manufacturers. And we have had to play a little bit of hardball to have them recognize that we treat them different, and they need to treat us different. And they need to pay promptly and on time and worry a whole lot more about the Ruger business and not worry so much about paying everybody on an equal footing because they're not being treated on an equal footing by everybody. And as we've had to do a little bit of that hardball with a couple of them, they appear to have seen the wisdom of the way forward.

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13

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

As you can see, our receivables are very current, and the product is selling through.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. Mike, you talk a little bit in your press release about being up, I think it was 12,100 units. You said in the past I think your safety stock, your margin of safety, building your own inventory up, as much as 30 million. Might you have any success in 2014 at building some of that replenishment stock at Ruger?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Oh, I sure hope not. (laughter) It's one of those thing that we really want it because we think we'd do a better job. And had we had more inventory going into Q1 of 2013, we would have really had higher sales that quarter. We would have really blown away NICS.

Remember, that quarter, the growth in our sell-through in Q1 of 2013 was less than the growth of NICS that quarter because our stuff had sold through so fast in December of 2012. There wasn't anything on anybody's shelf in 2013 and all we could do was ship what we produced. There wasn't any inventory at our shop or at the wholesalers. So we really left a lot of sales on the table in the beginning of 2013 because we didn't have that inventory so I really do want to build that inventory. But it's nicer if you're so busy you never have a chance.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Let me ask you on that thought, that's a very good point, Mike. What is your sense of that guy coming in to the store -- that rain check mentality? If you don't have that -- you described that for the first quarter of 2013. How much is your sense that you may have been able, as you built inventory for 2013, delivered that? That you were able to maybe supply that? Or do you think that those, going into the Q1 of 2013, that those were just plain lost sales? If you didn't have it instantaneously to that guy at the gun counter, it's over, he's going to somebody else.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

There's several factors at play here. In Q1 of 2013, there was a lot of emotion, a lot of fear, a lot of uncertainty, driving sales, and so the consumer coming in worried about, this is his last chance to buy a certain type of handgun or rifle. He's motivated to buy one, even if it's not his favorite brand. He's got to go home with something.

Second factor is that, any self-respecting retailer is going to try to make sure that consumer leaves with product that was available in the store. That retailer is not voluntarily going to take a rain check or special order anything. He wants to move the inventory he or she has on their shelf right then and there.

And then the third factor, which can come into play, and hopefully did, was that if we'd just launched a new and exciting product that the consumer really wanted, some time later in the year when it's available, they'll step up and buy it anyway. So I think, by and large Q1, we did lose a lot of sales. But some of them, particularly in the brand new product like the SR45 or the LC380 -- later on in the year, hopefully the consumer went ahead and got it anyway.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. All right. Good answer. Mike, some of the things in the industry, specifically from the standpoint of gun control, there's been some discussion on micro-stamping, electronic ID firing mechanisms, what's your sense of technology in that? Is that a lot of press or is there some reality to that?

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14

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I think the average consumer really doesn't want a lot of technology in their weapon. They certainly don't want batteries. They don't want something they have to put in a charger to make sure it works because the one time they might need it, particularly when you look at self-defense weapons or hunting weapons, they really want that firearm to operate as designed. And they don't want it to come up with a low battery signal -- how do you hold off your attacker with one arm while you try to recharge your gun? They don't want that.

On the other hand, new mechanical features that make the gun more accurate, make it more comfortable to shoot, that reduce recoil, they love that kind of technology. And that's what we aim to give them.

You mentioned one word that's a particular challenge, and that's microstamping. And unfortunately the state of California went ahead and implemented that last May -- May of 2013. And there have been no guns, no semiautomatic handguns, submitted to the California roster after that effective day in May of 2013, that have been approved and put on the list.

In fact you had quite the opposite happening. Any gun that needs retesting falls off the list because it can't pass the microstamping. It doesn't work. The technology is very, very flawed. And California was, frankly, wrong to put in place, and it was a very politically driven, not technology driven, not factually driven. The damn thing doesn't work, nobody has been able to make it work, although I think countless companies have tried.

And it's going to really harm the average citizen of California. And I say the average citizen because California of course was smart enough to exempt all of their law enforcement people. Because they don't want those guys to run out of guns.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

And then just final one, Mike. You talked a little bit about M&A. You used the word -- we're always alert. How do you see pricing right now? You mentioned certainly it's got to be availability, something being offered for sale. What's the question on multiples EBITDA on that?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Well, I think it parallels what you see on the private equity side. Our biggest chance was near the end of the recession, when the private equity guys had trouble borrowing money, and the amounts they could borrow, the multiples were very low.

But right now, and I'm sure you guys know far better than I do, the multiples that the private equity guys can borrow at are much higher than they have been. They're really reaching levels of absolute absurdity and that drives overall prices in the market.

I don't think it would be responsible for us to be out there paying nine or ten times EBITDA for a company, when, frankly, we trade for less than that. I think the old thumb rule of five or six, maybe six and a half times EBITDA is a reasonable purchase price and anything beyond that is starting to get into the silly zone.

But private equity guys really drive the pricing in the market. Of course, they have a short-term horizon where they're only go to hold it for a few years. And any acquisition we do, we've got to approach with a very long-term horizon. So, we have to pay a reasonable price and everything we've looked at so far, the prices have been unreasonable and we've concluded that our highest return on investment is to hire more engineers and just do it ourselves.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay, thanks, Mike. Appreciate it.

Operator

Thank you. The next question comes from the line of Rob Bennett of Dougherty and Co.

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15

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Rob Bennett - Dougherty & Company - Analyst

Thanks for taking my question. Just quick, hoping to get some color on new products in Q4. Last year you ended at 38% mix of new product and you ended this year at 29%, but you'd been clipping around, along at about between 35% and 31%. Just curious to know what happened in Q4 specifically?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Well, a couple of things happened. First, look at the absolute numbers, too. 29% last year was more than 38% the year before. It gets a little bit harder each year as we go up in sales $150 million, $200 million a year, the hurdle I have to do to produce, one-third of our sales of new products gets really, really hard.

And also, blockbusters do drop off. We only keep them on the list for eight quarters and in the ninth quarter, they're off the list, no matter how well they're selling. And then add on the factor that a couple of products I was hoping to introduce in December, frankly, I'll be happy if I introduce them in June or July.

Rob Bennett - Dougherty & Company - Analyst

Great. I appreciate the color there. Thanks.

Operator

Your next question comes from the line of Gregory Fecho, private investor.

Gregory Fecho - Private Investor - Analyst

I have no question.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Okay. Thanks. Operator, another one?

Operator

Thank you. The next question comes from Dusty Henderson from Eagle Asset.

Dusty Henderson - Eagle Asset Management - Analyst

Good morning. Thank you for taking the time. Can you talk about how the distributors and retailers have been working with retailers in California have acted around the microstamping laws?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

How they acted around it?

Dusty Henderson - Eagle Asset Management - Analyst

Has it been rational? Has it been stockpiling just for that state, et cetera?

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16

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I'm not sure I really understand the question. There hasn't been a lot of behavior change there, other than they've had to stop ordering the products that are falling off the California roster. And because there's a 10-day waiting period, they've got to time everything so if a product is coming off on March 1, they've got -- by February 18 is essentially the last day they can sell it.

But it's all very predictable to them. They see the dates on the roster. Certainly we have communicated with them, as other manufacturers communicated with them, to make sure that everybody's aware of what's coming off, when it's coming off, and they sell right through to the last day and then they can't do it any more. And so they plan their inventories around that.

Dusty Henderson - Eagle Asset Management - Analyst

Thank you. That was helpful.

Operator

Thank you.

(Operator Instructions)

Your next question comes from the line of Scott Hamann of KeyBanc Capital Markets.

Scott Hamann - KeyBanc Capital Markets - Analyst

Thanks. I just have two follow-ups, Mike. First, in terms of promotions, you see some of the inventory levels getting back to more normalized levels at retail, and you see some manufacturer promoting, some retailers promoting. Can you talk about how the burden is shared between the distributors, the retailers, and the manufacturers as we see some of these promotions start to come back?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

My answer would be, frankly, mostly speculation about what the other guys and what we've observed, and mostly I would say the promotion expense falls on the manufacturers.

Because we see some manufacturers offering deals. For example, one of the competitors just put out a deal that if you buy my 1911, we'll give you a free small single-action revolver. I doubt that one's going to get much traction. But in that case, for example, the manufacturer would carry the burden of that extra cost of the free good. It wouldn't really have a huge impact on the distributor or the retailer.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. And then just secondly on gross margin. It seems with sales versus the third quarter being higher in the fourth quarter and I think gross margin leveled off or was a little bit softer than we had anticipated. Is it a mix thing or is there something else, maybe just walk through some of the moving pieces as to why gross margin might not be better with sales a little better?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Yes. I'll run through a couple of the factors that affected it. Probably the single-biggest was the reduction in accessory sales, which is primarily aftermarket magazine sales. In December of 2012, and it really affected that fourth quarter, but through the next couple of quarters, magazine sales were just tremendous. We couldn't meet demand. And we sold a lot of those magazines directly through our shopRuger.com outlet so they were sold really at a very full margin.

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17

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Later in the year, those sales fell off on the website and shifted to distribution and from there to brick-and-mortar retailers. And so the volume stayed up pretty good through the second half of the year, but the margins dropped off a bit because we were selling through distribution rather than selling direct. And by the end of the year, magazine sales had slowed, particularly in comparison the year-over-year comps were very tough in Q4.

I would say that, that was probably as much as $0.10, $0.12, $0.13 a share in Q4 over a year -- over a consecutive quarterly from Q3 to Q4 of 2013.

And then, another thing that happened is that we have the big spring promotions season is January and February. But we have to accrue for whatever inventory the distributors hold at December 31. And in December 31, 2012, they had pretty much sold through their inventory and had very little inventory on December 31. But that wasn't true.

In fact, it was just the opposite. They'd been able to build up a pretty good inventory in December 31, 2013. So we took an accrual then for the inventory they had on hand to support the promotions that would occur in 2014. And so that was a couple million dollars of accrual expense that you didn't see in the previous quarter so that was about $0.07 a share.

Mayodan had more cost in Q4 than it did in Q3 so that was a couple million dollars or $0.06 or $0.07 a share. We also took a writedown of our venture capital investment in Kodabow, and so that was about $0.03 per share. I already mentioned that the depreciation change was a couple of cents a share. We had a little legal accrual for $0.02 or $0.03 a share. And all of that adds up to in the neighborhood of about $0.30 a share, but the quarter was only off by $0.11 consecutive quarter.

So we also had some very good news offsetting that $0.30 a share. And that increased volume, even though the margin was a little lower, contributed $0.11 a share. And then we picked up about another $0.10 a share just through other good operation of the business. You had some negatives that added up in the consecutive quarter comparison to the range of $0.30 to $0.33 a share, and then you has some positives that were in the $0.20 a share with the net being an $0.11 change.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay, that's really helpful. One final question on the rifle category. I think it was up 50%-ish this year. Can you give us any color how much of that was driven by MSRs?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I don't really think I can. I just don't have those numbers at my fingertips.

Keep in mind a couple of things happened. We lump together all the rifles, whether they're 10/22's, mini-14s, MSRs, the new American Rimfire rifle that we just launched. And we built up quite an inventory so we were able to ship quite a bit at launch. The Centerfire rifle which really hit its stride this year, last year was an instruction year.

I can't pick out MSRs for you, but keep in mind MSRs have never been a significant piece of our business and so from whatever their peak was in the first or second quarter, to easing off a bit in the later quarters, I doubt it was material and really noticeable in the financials.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. All right. Thanks, Mike.

Operator

The next question comes from the line of Jonathan Weiss of G2 Investment Partners.

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18

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Noah Steinberg - G2 Investment Partners - Analyst

Hi, this is Noah Steinberg, calling for Jonathan. I had just a question on, looking at some units ordered and metrics you give around the units as well as the distributor metrics that you give.

So the units sold from distributors and the units in distributor inventory are, sorry -- the units sold from distributors has been flattish year-over-year. And the units in distributor inventory is actually up year-over-year very nicely. And then units ordered from them are down significantly. But the units that you guys producing and shipping are up nicely like they have been the last few quarters. Can you explain why that is?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I'll have to admit I get confused by that question.

Noah Steinberg - G2 Investment Partners - Analyst

I'll simplify it. It looks like the metrics related to the channel, orders and inventory, are all signaling a slowdown, but the production and the shipping from the Company looks like it's continuing as it has. Can you help me understand why that is?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Well, there's a couple of factors at play here. One is that the distributors really want to load up in Q4 so they can fulfill all the promotional orders they get in January and February. That's just a normal cyclicality in the business. Irrespective of what the overall market is doing. Generally, they like to see an inventory filled right before those promotions so they can fill them as fast as they can.

And, second off, we are coming off a year where inventory turns were well north of 20 times for the distributors and you have a lot of retailers that were just out of inventory through much of the year. So everybody's restocking.

Absolutely nobody wanted us to slow down at that point. If you think back to what I said about every two and a half weeks we look to see exactly what sold through and we use that to try to more intelligently adapt our production schedule going forward. We'll react to what's selling through and you really don't have to worry about the channel getting stuffed.

Noah Steinberg - G2 Investment Partners - Analyst

Okay. Thank you.

Operator

Thank you. The next question comes from the line of Aaron Smith from CNN Money.

Aaron Smith - CNN Money - Media

Well, hi, Mr. Fifer, thanks for taking my call. Just had a couple of questions for you. One of them, basically, about the workforce down in North Carolina with the new factory. I was wondering if the you could tell me, how many people work there?

And you mentioned something about expanding the work force. I was wondering if you had any specifics about the number of people you plan to hire. And just to put things in perspective, how does that compare to your overall workforce at the Company?

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19

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Our overall workforce, including regular employees and temps, is in the neighborhood of 2,400, of which less than 100 are in Mayodan, North Carolina.

Aaron Smith - CNN Money - Media

Okay. And do you have any concrete plans to expand the workforce at the new factory?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

As demand justifies it, and as we move additional product lines in there. Which mostly will be new products, but we may release some of the capacity constraints in Newport or in Prescott by moving an existing product. But right now we're focused just on new products in Mayodan.

Aaron Smith - CNN Money - Media

All right.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Personally, I'd like all three factories to be about the same size. I'd like, frankly, to have a little bit smaller workforce in North Carolina and Arizona, because I think it's nuts to have people driving over an hour for a basic entry-level job.

If you look at a workforce of a 1,000 people in a factory, you may have 800 terrific folks, but when you're stretching that hard, the last 100 people you hired might not be folks you'd have hired if you had a choice. So is if I can, over time, get Mayodan up and get enough products in there to take a little of the pressure off the other two plants, we'll be better off for it.

Aaron Smith - CNN Money - Media

So is Newport basically your big factory? Or is it Prescott?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Newport is a little bit bigger than Arizona, only because it has the foundry, but if you look at firearms factories in Newport and Arizona, they're about the same size and the same number of people.

Aaron Smith - CNN Money - Media

Okay. And about how many people work at the other factories? Approximately?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I'm doing this a little bit from memory so --

Aaron Smith - CNN Money - Media

That's all right.

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20

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I don't know if this is terribly accurate, but perhaps you've got 1,000 in one and 1,300 at the other?

Aaron Smith - CNN Money - Media

All right. Thanks for that. I'll just bear in mind that's an approximation.

One last question. You had mentioned new products built at the factory in North Carolina. In the financial statement, you mentioned that sales were driven in part by five or six new guns, one of them being SR-762 rifle. That being a military-style, semiautomatic rifle. Those type of rifles have really been in demand over the last couple of years. And I was just wondering if you could give a picture of just how many of those rifles you've sold and how much of an impact these sort of military-style semiautomatic rifles, how much impact does it have on your overall gun sales?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

It has very little impact on our overall gun sales. We make a high-end, feature-rich product, and generally it's purchased by a really knowledgeable collector and user of those kind of guns and it is not bought by your average, everyday fan of those guns. The average customer will buy a gas impingement gun, where these are Piston-operated guns and cost quite a bit more -- up to $1,000 more than the gas impingement versions, so a really niche business.

Aaron Smith - CNN Money - Media

Okay, thanks, Mr. Fifer. I appreciate it.

Operator

Thank you. The next question comes from Eugene Flynn of Aegis Capital.

Gene Flynn - Aegis Capital - Analyst

Hello, Mike, Gene Flynn speaking. The California microstamping, how is that likely to affect your earnings and your Company? Financially?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Well, we don't actually know how many of our products are ending up in California, but we surveyed our distributors to try to get a best estimate of what happened in 2013. The number they gave us, which I'll tell you, don't place too much assumption of accuracy on this because it's an estimate, was about 28,000 handguns. And if you assume an average sale price of about $300 each, help me with the math, but I think it's about $9 million or $10 million. Somewhere -- it's under $10 million in sales.

Gene Flynn - Aegis Capital - Analyst

$8.4 million.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

There you go. You're better at this than I am.

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21

FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Gene Flynn - Aegis Capital - Analyst

No. (laughter) How will that affect your bottom line? The way things are?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I would say our contribution margin is probably 50%, at least, and then so that's going to trim $5 million off it, right off the top.

Gene Flynn - Aegis Capital - Analyst

Okay. So that basically, there's a very potential $5 million hit. Now, the first quarter you've indicated will certainly be down compared to the first quarter of 2013. We're two-thirds of the way through the first quarter. What is your feeling about that first quarter? How bad do you think it might be?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Let me correct something that you attributed to me. I haven't actually said anything how first quarter's going to be. I have said the distributor shows were very encouraging, that we got substantially more orders than we got in 2012, which is what I will call a real year, with realistic orders. So I'm very encouraged by that. But other than that I haven't said a damn thing about how Q1 is going to come out and I'm not going to, either.

Gene Flynn - Aegis Capital - Analyst

Didn't you say that first quarter of 2014 would be less than first quarter of 2013 but greater than first quarter of 2012?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I most certainly did not, sir. I said the orders booked by retailers to the wholesale distributors at the distributor shows were, in fact, those orders were greater than the orders they placed in 2012 and less than the orders they placed in 2013.

But keep in mind, I'm talking about orders that retailers placed against wholesalers, which has nothing to do with, at this point, has nothing to do with sell-through or production rates or earnings or anything else.

Gene Flynn - Aegis Capital - Analyst

Well, I respectfully apologize for my misunderstanding on that point.

On the question of gun buyers, is that a market that's -- is it expanding into the female market? Are younger people beginning to participate more in it? Do you see the profile of the gun buyer changing at all?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Yes. When looked over a five-to-seven-year window, it's changed significantly. First off, it's far more socially acceptable than it was even five years ago to. People in New England even admit to their friends that they like guns and you'd have never done that five or six year ago. And the number of women buyers is up significantly and we're really encouraged by that because some portion of them will buy more than one gun.

Mostly they're motivated to buy that first gun because they're taking personal responsibility for their self-defense, but a certain portion will conclude that, hey, shooting is really a lot of fun. I like this. They realize that one size doesn't fit all needs in the firearms and they'll go out and buy another one and then another one. And so I think whatever the new normal will be in the industry, it'll definitely be higher than the normal was five year ago. It's younger demographic. It's a lot more female representation. And, frankly, we're thrilled and delighted by that.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Gene Flynn - Aegis Capital - Analyst

Okay. This is just a little bit off the wall, perhaps. Is foreign business a factor, either from competing imports or in terms of exports a factor?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Exports, it's largely not a factor.

Gene Flynn - Aegis Capital - Analyst

Okay.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Because essentially the world market for legal civilian guns, particularly handguns, is the United States. However, imports are a huge factor, and it stuns me that our Congressional leaders allow imports from countries that don't allow us to send similar product to them.

Why the heck would we allow imports from Brazil or Austria when those countries don't allow us to export firearms to their countries? You think these guys care about American jobs, but it makes me wonder.

Gene Flynn - Aegis Capital - Analyst

But is this a significant factor as you see it cutting -- do you see it significantly affecting your earnings in the future?

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

I don't know that it will affect it any more in the future than it has in the past few years, but I would say the imports have a healthy portion of the US market. But they have all along. They didn't suddenly gain any more market share nor have they lost any market share, really.

Gene Flynn - Aegis Capital - Analyst

All right. Now, the last question. After four solid years of growth, earnings, revenues, and the gun market in general, do you see that coming to an end? I know you can't forecast the future.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Let me -- a little bit of look back for you. There actually haven't been four years of solid growth because you have this growth from November of 2008 until about June of 2009 and then that surge subsided. And there was a significant slowdown in the second half of 2009 and through, pretty much most of 2010.

And then in 2011, it rebounded handsomely, although even in 2011, it rebounded at the retailers much sooner than it rebounded at the manufacturers because many of those guns that were purchased during the surge were still new in box, as consumers realized they bought more than they were comfortable with. And they took a few back to convert them to cash. And the retailers happily sold those because they can sell a new, in box, used gun at a higher margin, than they can sell a new gun they just purchased from a manufacturer.

So let me recap that. From when Mr. Obama was elected through the summer of 2009, you had a huge surge. Then it really fell off at all levels of the channel for the next two to three quarters. Then it started to rebound somewhere in 2010 at the retail level and then really 2011 was when the manufacturers started to pick up again.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

So we have been through a cycle already. In particular, a cycle that had huge political motivations, fear of losing gun rights motivation. That parallels very much what we experienced in early 2013. And so you can rub a crystal ball as well as I can and you can hypothesize that a similar pattern could emerge, a post-surge pattern could emerge at this time.

Which case, you could suspect that things might slow down a bit for a year and then they'll pick right up again, because remember, the base of firearms consumers is much larger than it was five, six years ago.

Gene Flynn - Aegis Capital - Analyst

All right. Well, thank you very much.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

You're welcome.

Operator

Thank you. The next question comes from the line of Brian Ruttenbur of CRT.

Brian Ruttenbur - CRT - Analyst

Thank you very much. Last question. Just on the cost on the new factory. Should margins be stronger coming out of this factory as you ramp than your other factories? What I'm trying to understand is your cost factor's lower in the South versus your existing factories and how things are set up, possibly more efficiently.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Two parts to the answer. The incremental costs, for example, utilities are lower on an incremental basis, but the overhead is per unit is much higher. Because until we get some critical mass down there and have enough product flowing through it, we've got a certain minimum amount of overhead being spread over very few units. And so right now, a comparable unit coming out of Newport, New Hampshire and out of Mayodan, North Carolina the one in Newport's got a much higher margin. But over time that will correct itself as we get the volume up in Mayodan.

Brian Ruttenbur - CRT - Analyst

Okay, thank you very much.

Operator

Thank you. I'd now like to turn the call over to Michael Fifer for closing remarks.

Michael Fifer - Sturm, Ruger & Company, Inc. - President & CEO

Thank you, operator.

2014 will be an interesting year. As we have seen during previous periods of volatile demand such as the cycle from 2009 through 2011, the overall market dynamics can make continuous growth every year difficult to achieve.

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FEBRUARY 26, 2014 / 02:00PM GMT, RGR - Q4 2013 Sturm Ruger Earnings Conference Call

Our results have demonstrated, however, that our strategy of driving demand through innovation, and continuously improving our operations through lean business practices has positioned us to provide favorable returns for our shareholders over the long term.

In closing, I'd like to thank you for your continued interest in Ruger, and I'd like to thank our 2,400 wonderful folks on the Ruger team, without whom our accomplishments and the unprecedented financial results in 2013 would not have been possible.

I look forward to seeing many of you at our 2014 annual meeting on Tuesday, May 6, in Trumbull, Connecticut. Thank you.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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